Exhibit 99.1

July 20, 2009	Contact: Yvonne Gill
570-724-0247
yvonneeg@cnbankpa.com
C&N ANNOUNCES AMENDMENT OF DIVIDEND REIMBURSEMENT AND STOCK PURCHASE AND SALE PLAN
FOR IMMEDIATE RELEASE:
     Wellsboro, PA — Citizens & Northern Corporation today announced amendments to its Dividend Reinvestment and Stock Purchase and Sale Plan (DRIP) designed to provide additional benefits for existing shareholders. The amendments included:
•	Permitting C&N to establish a discount on shares purchased directly from C&N under the Plan for dividend reinvestment and optional additional cash purchases, with the initial percentage discount being set at 5%.

•	Establishing a per participant monthly maximum for optional additional cash purchases ranging between $10,000 and $250,000, with C&N management having established the initial monthly maximum at $50,000.

•	Increasing the total number of C&N common shares that may be issued under the Plan in the future to 2,500,000.
     This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities. The offering is made only by the Prospectus.
     The amended C&N DRIP is available to existing shareholders only. C&N will be distributing to shareholders a new Plan prospectus including the Plan as amended. For more information on the DRIP, contact American Stock Transfer & Trust Company at 1-888-200-3166 (toll free) or visit www.amstock.com.
     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.
     Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.